Ex 2.1

ASSET PURCHASE AGREEMENT

by and among

TALX Corporation

and

Sheakley-Uniservice, Inc., Sheakley Interactive Services, LLC and Larry Sheakley

Dated March 22, 2004

i

ii

iii

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (“Agreement”) is dated March 22, 2004, by and among TALX Corporation, a Missouri corporation (“Buyer”), and Sheakley-Uniservice, Inc., an Ohio corporation and Sheakley Interactive Services, LLC, an Ohio limited liability company (“Sheakley-Uniservice, Inc., and its wholly-owned subsidiary, Sheakley Interactive Services, LLC being collectively referred to as the “Seller”), and for purposes of Section 10.3 only, Larry Sheakley (“LAS”).

RECITALS

     Seller desires to sell, and Buyer desires to purchase, the Assets of Seller related to the Businesses for the consideration and on the terms set forth in this Agreement.

     The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS AND USAGE

     1.1 Definitions

               For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

               “Accounts Receivable”–(a) all trade accounts receivable and other rights to payment from Customers of Seller generated exclusively in the Businesses and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of services rendered to Customers of Seller exclusively in connection with the Businesses, (b) all other accounts or notes receivable of Seller in connection with the Businesses and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

               “Active Employees”–all employees employed on the Closing Date by Seller in connection with the Businesses, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

               “Administrative Agreements” – All purchase orders, supplier agreements, equipment leases and contract rights and agreements (other than Service Agreements or Real Property Leases) Seller has entered into solely in connection with the Businesses which are listed on Exhibit 1.1(a) and any other administrative agreement incurred in the Ordinary Course of Business, the cost of which is reflected on the Financial Statements of the Sellers referred to in Section 3.4.

               “Assets”–as defined in Section 2.1.

               “Assigned Contracts” – The Administrative Agreements described in Section 2.1(c), the Service Agreements described in Section 2.1(d) and the Real Property Leases described in Section 2.1(i).

               “Assignment and Assumption Agreement”–as defined in Section 2.6(a)(ii).

               “Assumed Liabilities”–as defined in Section 2.4(a).

               “Bill of Sale”–as defined in Section 2.6(a)(i).

               “Breach”–any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

               “Business Day”–any day other than (a) Saturday or Sunday or (b) any other day on which banks in Missouri are permitted or required to be closed.

               “Businesses”—Seller’s unemployment compensation business, employment verification business and pre-applicant screening business, including the business conducted by SIS, but not including the unemployment compensation services provided to Excluded Customers as listed on Exhibit 1.1(b).

               “Buyer”–as defined in the first paragraph of this Agreement.

               “Buyer Indemnified Persons”–as defined in Section 11.2.

               “Closing”–as defined in Section 2.5.

               “Closing Date”–the date on which the Closing actually takes place.

               “COBRA”–as defined in Section 3.16(f).

               “Code”–the Internal Revenue Code of 1986, as amended.

               “Commercially Reasonable Efforts” – The efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided however, commercially reasonable efforts will not be deemed to require a Person to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees, if any, or other payments with respect to any Contract that are significant in the context of such Contract (or significant on an aggregate basis as to all Contracts).

               “Confidential Information”–as defined in Section 12.1.

               “Consent”–any approval, consent, ratification, waiver or other authorization.

               “Contemplated Transactions”–all of the transactions contemplated by this Agreement.

               “Contract”–any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

               “Copyrights”–as defined in Section 3.7(a)(iii).

               “Customers” – those entities for whom Seller provides services in the Businesses as of March 22, 2004, but not including those Excluded Customers listed on Exhibit 1.1(b) or described in Section 10.3(d) as Excluded Customers for whom Seller provides unemployment compensation services. If Seller provides employment verification services or pre-application screening services for an Excluded Customer, the Excluded Customer will be deemed a Customer for the employment verification business and/or pre-application screening business, but not for the unemployment compensation business.

               “Damages”–as defined in Section 11.2.

               “Disclosure Letter”–the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, as further described in Section 13.8.

               “Effective Time”–12:01 a.m. on the day after the Closing Date.

               “Encumbrance”–any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

               “Environmental Law”–any Law relating to the protection of health or the environment, including without limitation: the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substance Control Act, any comparable state or foreign law, and the common law, including the law of nuisance and strict liability.

               “Environmental Permits”–all permits, registrations, approvals, licenses, filings and submissions to any Government or other authority required by or made by or on behalf of the Companies under or pursuant to any Environmental Law.

               “ERISA”–the Employee Retirement Income Security Act of 1974.

               “Escrow Agreement”–as defined in Section 2.6(a)(vi).

               “Exchange Act”–the Securities Exchange Act of 1934.

               “Excluded Assets”–as defined in Section 2.2.

               “Excluded Customers” – those customers of Seller’s unemployment compensation services listed on Exhibit 1.1(b) or described in Section 10.3(d) for whom Seller provides unemployment compensation services. If Seller provides employment verification services or pre-

application screening services for an Excluded Customer, the Excluded Customer shall be deemed a Customer for the employment verification and/or pre-application screening businesses only.

               “Exhibit”–a part or section of the Disclosure Letter.

               “GAAP”–generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Financial Statements referred to in Section 3.4 were prepared.

               “Governing Documents”–with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

               “Governmental Authorization”–any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

               “Governmental Body”–any:

          (a) nation, state, county, city, town, borough, village, district or other jurisdiction;

          (b) federal, state, local, municipal, foreign or other government;

          (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

          (d) multinational organization or body;

          (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

          (f) official of any of the foregoing.

               “Indemnified Person”–as defined in Section 11.7.

               “Indemnifying Person”–as defined in Section 11.7.

               “Intellectual Property Assets”–as defined in Section 3.7(a).

               “IRCA”–the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder.

               “IRS”–the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

               “Knowledge”–an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter. To the extent related to the representations and warranties made by Seller herein, Knowledge, or any similar phrase, shall mean the knowledge of Larry A. Sheakley, Matthew Sheakley, Thomas E. Pappas, Jr., Thomas J. Wurtz, Jim Hathaway, Eleni Liston and, with respect to SIS only, Neal Packard.

               “Land”–all parcels and tracts of land in which Seller has an ownership interest.

               “LAS”–Larry Sheakley, a resident of Cincinnati, Ohio, who is a Related Person to the owner of all of the issued and outstanding shares of capital stock of Sheakley-Uniservice, Inc.

               “Lease”–any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

               “Legal Requirement”–any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

               “Liability”–with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

               “Licensed Marks”–the Marks to be licensed to Buyer by Seller pursuant to the Transition Services Agreement and identified in such Agreement, including but not limited to: Sheakley-Uniservice, Sheakley, www1.sheakley.com, esp.accufacts.com/sheakley/login.asp, www2.advancedhr.com, www.advancedhr.com, and www.Sheakley.com.

               “Marks”–as defined in Section 3.7(a)(i).

               “Notice of Dispute” means a written notice by Seller to Buyer delivered pursuant to Section 2.7, specifying in reasonable detail all points of disagreement with the Buyer’s calculations pursuant to Section 2.7.

               “Occupational Safety and Health Law”–any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

               “Order”–any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

               “Ordinary Course of Business”–an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

          (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

          (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

          (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

               “PBGC”–Pension Benefit Guaranty Corporation

               “Patents”–as defined in Section 3.7(a)(ii).

               “Permitted Encumbrances”–as defined in Section 3.9.

               “Person”–an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

               “Plan”–any agreement, arrangement, plan, or policy, whether or not legally binding and whether or not written, that involves (a) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (b) welfare or “fringe” benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, Company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (c) any employment, consulting, engagement, or retainer agreement or arrangement.

               “Proceeding”–any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

               “Prepayment Value”–as defined in Section 2.3(a).

               “Promissory Note”–as defined in Section 2.6(b)(ii).

               “Purchase Price”–as defined in Section 2.3.

               “Real Property”–the Land, all buildings, structures, fixtures and improvements located on the Land, and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, and all property subject to a ground Lease.

               “Real Property Leases”–the Leases of Real Property listed on Exhibit 1.1(c).

               “Record”–information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

               “Related Person”—

               With respect to a particular individual:

          (a) each other member of such individual’s Family;

          (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

          (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

          (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

          With respect to a specified Person other than an individual:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

          (b) any Person that holds a Material Interest in such specified Person;

          (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

          (d) any Person in which such specified Person holds a Material Interest; and

          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933, as amended; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

               “Representative”–with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

               “Retained Liabilities”–as defined in Section 2.4(b).

               “Revenue Value”–as used Section 2.7, the calculation of either the One Quarter SIS Revenue, the Two Quarter SIS Revenue, the Three Quarter SIS Revenue or the Four Quarter SIS Revenue, as applicable.

               “SEC”–the United States Securities and Exchange Commission.

               “Seller”–as defined in the first paragraph of this Agreement.

               “Seller Contract”–any Contract (a) under which Seller has or may acquire any rights or benefits in connection with the Businesses; (b) under which Seller in connection with the Businesses has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller in connection with the Businesses is or may become bound.

               “Service Agreements”–all of Seller’s agreements to provide services exclusively related to the Businesses to Customers, which agreements are listed on Exhibit 1.1(d) or are similar agreements entered into in the Ordinary Course of Business, but excluding such agreements with Excluded Customers. Exhibit 1.1(d) also lists the annual revenue for each customer under its Service Agreement for the year ended December 31, 2003, adjusted to delete the billed revenue of customers whose agreements have terminated prior to December 31, 2003, and adjusted with respect to customers that were procured after January 1, 2003 to indicate projected annual billed revenues that would have been attributed to such customers had they been customers for the full calendar year.

               “Sheakley-Uniservice”–Sheakley-Uniservice, Inc., an Ohio corporation.

               “SIS”–Sheakley Interactive Services, LLC, an Ohio limited liability company.

               “SIS Revenue”–the revenue of SIS for the applicable period, calculated in accordance with GAAP and consistently with past practices.

               “SIS Shortfall”–as defined in Section 2.7(e).

               “Software”–all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

               “Subsidiary”–with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

               “Tangible Personal Property”–all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

               “Tax”–any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body, whether or not disputed and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

               “Tax Return”–any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto, and including any amendment or supplement thereof.

               “Third Party”–a Person that is not a party to this Agreement.

               “Third-Party Claim”–any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

               “Transition Services Agreement”–as defined in Section 2.6(a)(v).

     1.2 Usage

(a)	Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;

(iv)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)	reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)	“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)	“or” is used in the inclusive sense of “and/or”;

(ix)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)	references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)	Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

2. SALE AND TRANSFER OF ASSETS; CLOSING

     2.1 Assets To Be Sold

               Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer (or Buyer’s assignee as permitted by Section 13.10), and Buyer (or Buyer’s assignee) shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, belonging to Seller and used exclusively in the Businesses, including the following (but excluding the Excluded Assets):

(a)	all Tangible Personal Property used exclusively in connection with the Businesses which is listed on Exhibit 2.1(a);

(b)	all Accounts Receivable which represent amounts owed by Customers for services to be provided by Buyer subsequent to the Effective Time;

(c)	all of Seller’s Administrative Agreements, including any prepaid expenses thereunder;

(d)	all of Seller’s Service Agreements;

(e)	all rights relating to deposits and claims for refunds and rights to offset in respect thereof in connection with the Businesses, including but not limited to those listed on Exhibit 2.1(e);

(f)	all Governmental Authorizations used exclusively in connection with the Businesses and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, which are listed on Exhibit 3.15(b);

(g)	all Customer lists, Customer and client files and billing records and invoices, referral sources, production reports, equipment logs, operating guides and manuals, creative materials, advertising materials, promotional materials, studies, reports and other similar documents relating exclusively to the Businesses or the Assets, copies of all financial and accounting records related exclusively to the Businesses since January 1, 2003, and, subject to Legal Requirements, copies of all personnel Records of those Active Employees of Seller hired by Buyer as a result of this Agreement;

(h)	all of the intangible rights and property of Seller used exclusively in connection with the Businesses, including Intellectual Property Assets and Software (including the Results System), technical documentation related thereto, going concern value, goodwill, telephone, telecopy, the www.advancedhr.com domain name, and e-mail addresses and listings and those items listed in Sections 3.7(a), including the names “Advanced HR Solutions” and “SIS”, to the extent of Seller’s rights thereto, but not the name “Sheakley-Uniservice” or any other name incorporating “Sheakley” which shall be licensed on a limited basis pursuant to the Transition Services Agreement;

(i)	all claims of Seller against third parties relating exclusively to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

(j)	all of Seller’s right, title and interest to the Real Property Leases; and

(k)	all other properties and assets of every kind, character and description, tangible or intangible, owned by Seller and used or held for use exclusively in connection with the Businesses.

               All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.” Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

     2.2 Excluded Assets

               Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a)	all cash, cash equivalents and short-term investments;

(b)	all Accounts Receivable which represent amounts owed by Customers to Seller for work performed by Seller prior to the Effective Time;

(c)	except as provided in Paragraph 2.1(f) above, all of Seller’s corporate minute books, stock books, income tax returns, financial records and other tax and related records of Seller;

(d)	all insurance policies and rights thereunder;

(e)	all of Seller’s service agreements with Excluded Customers and all rights to payments thereunder;

(f)	all claims for refund of Taxes and other governmental charges of whatever nature;

(g)	all rights in connection with and assets of the employee benefit Plans;

(h)	except to the extent licensed in the Transition Services Agreement or transferred pursuant to Section 2.1, the right to the names “Sheakley Uniservice” and “Sheakley”, and any other mark, name, logo, domain names and corporate names incorporating “Sheakley Uniservice” or “Sheakley”, any derivative thereof by itself or with other words or phrases, or any confusingly similar trademarks, and the registrations and applications for registration thereof;

(i)	all Leases to Real Property other than the Real Property Leases; and

(j)	except to the extent provided pursuant to Section 2.1(g), all financial Records, minute books, company records and corporate seals of Sheakley-Uniservice and SIS. Seller will provide Buyer reasonable access to all Records retained by Seller in connection with the Businesses, during normal business hours and on reasonable notice, for any and all reasonable purposes. Buyer may elect to make copies of such Records, at Buyer’s expense.

               Seller is a member of an affiliated group of entities, which affiliated entities (other than Seller and SIS) are not parties to this Agreement. The Assets include only those Assets used exclusively in the Businesses of Seller and SIS and not otherwise excluded hereunder, and shall not include assets used in any manner by any of their affiliated entities.

               It is the intent of the Buyer and Seller that Seller will receive and retain all payments from Customers for services rendered by the Businesses prior to the Closing and that Buyer will receive all payments from Customers for services rendered by the Businesses after the Closing. Payments by Customers for services, some of which are performed prior to the Closing and some of which are to be performed by Buyer following the Closing, will be allocated between Buyer and Seller based upon the time period covered by the invoice for such services and the Closing date as provided herein. Amounts received on invoices for such services will be prorated, with Seller receiving and retaining a fractional part of such invoice amounts, the numerator of such fraction being the number of months beginning with the first day of the invoice period and ending with the Closing, and the denominator of which shall be the total number of months covered by the invoice. Buyer shall receive all remaining amounts collected from such invoices.

     2.3 Consideration

(a)	The consideration for the Assets (the “Purchase Price”) will be (i) Thirty-Nine Million Dollars ($39,000,000), minus (ii) cash in the amount which equals the cash received by Seller prior to Closing that represents prepayments for work to be performed by Buyer following the Closing (“Prepayment Value”), plus (iii) the value of the prepaid expenses under the LeaseNet agreement and the deposits set forth on Exhibit 2.1(e); minus (iv) the SIS Shortfall, if any, plus (v) the assumption of the Assumed Liabilities.

(b)	In accordance with Section 2.6(b), at the Closing, the Purchase Price shall be delivered by Buyer to Seller as follows: (i) One Million dollars ($1,000,000) (“Escrow Funds”) shall be paid to the escrow agent pursuant to the Escrow Agreement, (ii) the cash Purchase Price (as defined in Section 2.3(a)(i)-(iv)) estimated in accordance with Section 2.3(c) below less the Escrow Funds to the Seller, and (iii) the balance of the Purchase Price by the execution and delivery of the Assignment and Assumption Agreement.

(c)	The Purchase Price shall be estimated as provided in Section 2.7(a) for purposes of calculating the payments to be made at closing and shall be subject to post-closing adjustments as provided in Section 2.7.

     2.4 Liabilities

(a)	Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i)	all Liabilities and obligations of Seller under the Service Agreements for work to be performed under the Service Agreements after the Effective Time; and

(ii)	all Liabilities and obligations of Seller arising after the Effective Time under the Administrative Agreements; and

(iii)	all Liabilities and obligations of Seller accruing after the Effective Time under the Real Property Leases; and

(iv)	all Liabilities and obligations of Seller accruing after the Effective Time under that certain Employment Agreement between Seller and David C. Phelps, dated May 1, 2003; and

(v)	all Liabilities and obligations arising after the Effective Time under any agreements between Buyer and Active Employees of Seller hired by Buyer hereunder.

(b)	Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller, other than the Assumed Liabilities, including:

(i)	any Liability arising out of or relating to services of Seller to the extent provided or sold prior to the Effective Time other than to the extent assumed under Section 2.4(a);

(ii)	any Liability under any Service Agreement, Administrative Agreement or Real Property Leases assumed by Buyer pursuant to Section 2.4(a) that arises after the Effective Time but that arises out of or relates to any Breach that occurred prior to the Effective Time;

(iii)	any Liability for Taxes, including (A) any Taxes (or the non-payment thereof) of Seller, including its Liability, if any (for example by reason of transferee Liability or application of Treas. Reg. section

1.1502-6) for the Taxes of others, for all taxable periods ending on or before the Closing Date and the portion through the Effective Time for any taxable period that includes (but does not end on) the Closing Date, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement, (C) any deferred Taxes of any nature, and (D) any Taxes for any taxable period resulting from a Breach of any of the representations and warranties or covenants contained in Sections 3.14 and 10.2(a) hereof;

(iv)	any Liability under any Contract not assumed by Buyer under Section 2.4(a);

(v)	any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law arising out of or relating to the operation of the Businesses prior to the Effective Time;

(vi)	any Liability under Seller’s employee benefit Plans or any other employee plans or benefits of any kind for Seller’s employees or former employees or both or any Liability for noncompliance prior to Closing with Legal Requirements related to employment practices, immigration, occupational health and safety;

(vii)	except as provided in Section 2.4(a)(iv), any Liability for employee compensation to, or Liability under any employment, severance, retention or termination agreement with, any employee of Seller or any of its Related Persons arising from his or her employment with Seller or any of its Related Persons;

(viii)	any Liability of Seller to any Related Person of Seller;

(ix)	any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(x)	any Liability arising out of or relating to infringement of the intellectual property rights of any other Person accruing prior to the Effective Time;

(xi)	any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

(xii)	any Liability arising out of any Proceeding pending as of the Effective Time or commenced after the Effective Time and arising out of or relating to any occurrence or event relating to the Businesses happening prior to the Effective Time; and

(xiii)	any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions.

     2.5 Closing

               The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Bryan Cave LLP, commencing at 10:00 a.m. c.s.t. on March 31, 2004, unless Buyer and Seller otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.5 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

     2.6 Closing Obligations

               In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)	Seller shall deliver to Buyer:

(i)	a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.6(a)(i) (the “Bill of Sale”) executed by Seller;

(ii)	an assignment of all of the Assets in the form of Exhibit 2.6(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

(iii)	assignments of the Real Property Leases in the form of Exhibit 2.6(a)(iii) (the “Real Property Lease Assignments”) executed by Seller;

(iv)	assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.6 (a)(iv) executed by Seller;

(v)	such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(vi)	a transition services agreement in the form of Exhibit 2.6(a)(vi), executed by Seller (the “Transition Services Agreement”);

(vii)	an escrow agreement in the form of Exhibit 2.6(a)(vii), executed by Seller and the escrow agent (the “Escrow Agreement”);

(viii)	a certificate executed by Seller as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2; and

(ix)	a copy of the opinion letter addressed to Seller from Wood, Herron & Evans.

(b)	Buyer shall deliver to Seller:

(i)	the amount specified in Section 2.3(b) by wire transfer to an account specified by Seller in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

(ii)	the Escrow Agreement, executed by Buyer and the escrow agent, together with the delivery of One Million dollars ($1,000,000) to the escrow agent thereunder, by wire transfer to an account specified by the escrow agent;

(iii)	the Assignment and Assumption Agreement executed by Buyer;

(iv)	the Real Property Lease Assignments executed by Buyer;

(v)	the Transition Services Agreement executed by Buyer; and

(vi)	a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2.

     2.7 Purchase Price Estimate; Adjustments

(a)	At least three days prior to Closing, Seller shall prepare and provide to the Buyer a good faith estimate of the Prepayment Value as of the Effective Time. Such estimated Prepayment Value shall be used for purposes of calculating the payments to be made at Closing as provided in Section 2.3.

(b)	As soon as reasonably practicable following the Closing Date, and in any event no later than 30 days thereafter, Seller shall cause to be prepared and delivered to Buyer a statement of the actual Prepayment Value as of the Effective Time. Seller shall permit Buyer and/or its designees to review promptly upon request all records and work papers necessary to allow it to review the calculation of the Prepayment Value and to take copies such records.

(c)	If Buyer does not dispute the Prepayment Value or does not respond within 30 days after the date Buyer receives Seller’s proposal thereof, the

Prepayment Value shall be deemed final; if Buyer does dispute the Prepayment Value, then it shall follow the procedure set forth in Section 2.7(g). If the Prepayment Value as finally determined differs from the amount estimated as provided in Section 2.7(a) and utilized in the calculation of the payments at Closing, then:

(i)	Seller shall pay to Buyer the amount by which the Prepayment Value as so finally determined exceeds the amount so estimated, or

(ii)	Buyer shall pay to Seller the amount by which the Prepayment Value as so finally determined is less than the amount so estimated.

(d)	Any payment related to the Prepayment Value so required shall be by check or wire transfer of immediately available funds, not more than seven (7) Business Days after final determination thereof, to an account to be designated by the payee at least two (2) Business Days prior to the due date. Such payment shall not affect the escrow funds in the Escrow Agreement, and Buyer may set off any amount to which it may be entitled under this Section 2.7 against amounts otherwise payable to Seller under the Transition Services Agreement.

(e)	With respect to SIS Revenue:

(i)	No later than July 31, 2004, Buyer shall cause to be calculated and delivered to Seller a statement of the SIS Revenue for the three (3) months ended June 30, 2004 (the “One Quarter SIS Revenue”). Buyer shall permit Seller and/or its designees to review promptly upon request all records and work papers necessary to allow it to review the calculation of such value and to take copies such records. If Seller does not dispute such Revenue Value or does not respond within 30 days after the date Seller receives Buyer’s proposal thereof, such Revenue Value shall be deemed final; if Seller does dispute such Revenue Value, then it shall follow the procedure set forth in Section 2.7(g). If the One Quarter SIS Revenue as finally determined is less than $725,000, then Seller shall pay to Buyer an amount equal to (a) $725,000 less (b) the One Quarter SIS Revenue (the “One Quarter Payment”). The One Quarter Payment will be equal to $0 if the One Quarter SIS Revenue is greater than or equal to $725,000.

(ii)	No later than October 31, 2004, Buyer shall cause to be calculated and delivered to Seller a statement of the SIS Revenue for the six (6) months ended September 30, 2004 (the “Two Quarter SIS Revenue”). Buyer shall permit Seller and/or its designees to review promptly upon request all records and work papers necessary to allow it to review the calculation of the such value and to take copies such records. If Seller does not dispute such Revenue Value or does not respond within 30 days after the date Seller receives Buyer’s proposal thereof, such Revenue Value shall be deemed final; if Seller does dispute such Revenue Value, then it shall follow the procedure set forth in Section 2.7(g). If the Two Quarter SIS Revenue as finally determined is less than $1,450,000, then Seller shall pay to Buyer an amount equal to (a) $1,450,000 less (b) the Two Quarter SIS Revenue less (c) the One Quarter Payment (the “Two Quarter Payment”). The Two Quarter Payment will be equal to $0 if the Two Quarter SIS Revenue is greater than or equal to $1,450,000. If the Two Quarter SIS Revenue does not exceed $1,450,000, but the SIS Revenue for the period from July 1, 2004 to September 30, 2004 exceeds $725,000, and if Seller has made a One Quarter Payment to Buyer under (i) above, Seller shall receive from Buyer a refund of a portion of the One Quarter Payment in an amount equal to (a) the sum of the Two Quarter SIS Revenue plus the One Quarter Payment, minus (b) $1,450,000. In the event the Two Quarter SIS Revenue is equal to or exceeds $1,450,000 and Seller was required to make a One Quarter Payment, Seller shall be entitled to a refund of such One Quarter Payment equal to the amount by which the Two Quarter SIS Revenue exceeds $1,450,000, provided that in no event shall Seller be entitled to a refund in excess of the One Quarter Payment.

(iii)	No later than January 31, 2005, Buyer shall cause to be calculated and delivered to Seller a statement of the SIS Revenue for the nine (9) months ended December 31, 2004 (the “Three Quarter SIS Revenue”). Buyer shall permit Seller and/or its designees to review promptly upon request all records and work papers necessary to allow it to review the calculation of the such value and to take copies such records. If Seller does not dispute such Revenue Value or does not respond within 30 days after the date Seller receives Buyer’s proposal thereof, such Revenue Value shall be deemed final; if Seller does dispute such Revenue Value, then it shall follow the procedure set forth in Section 2.7(g). If the Three Quarter SIS Revenue as finally determined is less than $2,175,000, then Seller shall pay to Buyer an amount equal to (a) $2,175,000 less (b) the Three Quarter SIS Revenue less (c) the One Quarter Payment less (d) the Two Quarter Payment (the “Three Quarter Payment”). The Three Quarter Payment will be equal to $0 if the Three Quarter SIS Revenue is greater than or equal to $2,175,000. If the Three Quarter SIS Revenue does not exceed $2,175,000, but the SIS Revenue for the period from October 1, 2004 to December 31, 2004 exceeds $725,000, and if Seller has made a One Quarter Payment to Buyer under (i) above that has not been refunded to Seller entirely pursuant to the last sentence of (i) (said non-refunded amount being referred to as the “Non-Refunded One Quarter Payment”), or Seller has made a Two Quarter Payment to Buyer under (ii) above, then Seller shall receive from Buyer a refund of a portion of the Non-Refunded One Quarter Payment and the Two Quarter Payment in an amount equal to (a) the sum of the Three Quarter SIS Revenue plus the Non-Refunded One Quarter Payment (if any) plus the Two Quarter Payment (if any) minus (b) $2,175,000. In the event the Three Quarter SIS Revenue is equal to or exceeds $2,175,000 and Seller was required to make a One Quarter Payment and/or a Two Quarter Payment, Seller shall be entitled to a refund of all or a portion of such One Quarter Payment and/or such Two Quarter Payment (to the extent not already refunded) up to the amount by which the Three Quarter SIS Revenue exceeds $2,175,000, provided that in no event shall Seller be entitled to a refund in the aggregate in excess of the sum of the One Quarter Payment, if any, and the Two Quarter Payment, if any

(iv)	No later than April 31, 2005, Buyer shall cause to be calculated and delivered to Seller a statement of the SIS Revenue for the twelve (12) months ended March 31, 2004 (the “Four Quarter SIS Revenue”). Buyer shall permit Seller and/or its designees to review promptly upon request all records and work papers necessary to allow it to review the calculation of the such value and to take copies such records. If Seller does not dispute such Revenue Value or does not respond within 30 days after the date Seller receives Buyer’s proposal thereof, such Revenue Value shall be deemed final; if Seller does dispute such Revenue Value, then it shall follow the procedure set forth in Section 2.7(g). If the Four Quarter SIS Revenue as finally determined is less than $2,900,000, then Seller shall pay to Buyer an amount equal to (a) $2,900,000 less (b) the Four Quarter SIS Revenue less (c) the One Quarter Payment less (d) the Two Quarter Payment less (e) the Three Quarter Payment (the “Four Quarter Payment”). The Four Quarter Payment will be equal to $0 if the Four Quarter SIS Net Operating Income is greater than or equal to $2,900,000. If the Four Quarter SIS Revenue does not exceed $2,900,000, but the SIS Revenue for the period from January 1, 2005 to March 31, 2005 exceeds $725,000, and if Seller has made a Non-Refunded One Quarter Payment, a Two Quarter Payment to Buyer under (ii) above that has not been refunded to Seller entirely pursuant to (ii) (said non-refunded amount being referred to as the “Non-Refunded Two Quarter Payment”) or Seller has made a Three Quarter Payment to Buyer under (iii) above, then Seller shall receive from Buyer a refund of a portion of the Non-Refunded One Quarter Payment, Non-Refunded Two Quarter Payment and Three Quarter Payment in an amount equal to (a) the sum of the Four Quarter SIS Revenue plus the Non-Refunded One Quarter Payment (if any) plus the Non-Refunded Two Quarter Payment (if any) plus the Three Quarter Payment (if any) minus (b) $2,900,000. In the event the Four Quarter SIS Revenue is equal to or exceeds $2,900,000 and Seller was required to make a One Quarter Payment, a Two Quarter Payment and/or a Three Quarter Payment, Seller shall be entitled to a refund of all or a portion of such One Quarter Payment, such Two Quarter Payment and/or such Three Quarter Payment (to the extent not already refunded), up to the amount by which the Four Quarter SIS Revenue exceeds $2,900,000, provided that in no event shall Seller be entitled to a refund in the aggregate in excess of the sum of the One Quarter Payment, if any, the Two Quarter Payment, if any, and the Three Quarter Payment, if any.

(f)	Any payment required by Section 2.7(e) (the “SIS Shortfall”) shall be made by Seller by check or wire transfer of immediately available funds, not more than seven (7) Business Days after final determination thereof, to an account to be designated by Buyer at least two (2) Business Days prior to the due date. Such payment shall not affect the escrow funds in the Escrow Agreement, and Buyer may set off any amount to which it may be entitled under this Section 2.7 against amounts otherwise payable to Seller under the Transition Services Agreement.

(g)	If either party disputes the Prepayment Value or the Revenue Value as proposed by the other party, not more than 30 days after the date it receives the other party’s proposal thereof, then the party asserting the error shall deliver to the other party a Notice of Dispute. Upon receipt of the Notice of Dispute, Seller and Buyer shall promptly consult with each other with respect to the specified points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by Seller and Buyer within 30 days after Buyer receives the Notice of Dispute, then Seller and Buyer shall jointly refer the dispute to BKD, LLP, a national accounting firm that has no material relationship with any of the parties, as agreed by the parties (the “Arbiter”), as an arbitrator to finally resolve, as soon as practicable, and in any event within 45 days after such reference, all points of disagreement with respect to the amount of the Prepayment Value or Revenue Value. For purposes of such arbitration, Seller and Buyer shall each submit a proposed value for the items in dispute. The Arbiter shall apply the terms of this Section 2.7, and shall otherwise conduct the arbitration under such procedures as the parties may agree or, failing such agreement, under the then prevailing Commercial Rules of the American Arbitration Association. Each of the parties shall bear its own expenses in connection with the arbitration, unless the Arbiter otherwise directs. The fees and expenses of the Arbiter shall be allocated between Seller and Buyer by the Arbiter in proportion to the extent either party did not prevail on items in dispute; provided, that such fees and expenses shall not include, so long as a party complies with the procedures of this Section, the other party’s outside counsel or accounting fees. All determinations by the Arbiter shall be final, conclusive and binding on Buyer and Seller with respect to the Prepayment Value or Revenue Value and the allocation of arbitration fees and expenses, in the absence of fraud or manifest error.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

               Seller hereby makes the following representations and warranties, each of which is true and correct on the date hereof and, except for changes expressly permitted by this Agreement, shall be true and correct on the Closing Date and each of which shall survive the Closing Date and the transactions contemplated hereby:

     3.1 Organization and Good Standing

(a)	Sheakley-Uniservice is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts which are related to the Businesses. With respect to the Businesses, Sheakley-Uniservice is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the failure to do so would have a material adverse effect on the Businesses. Exhibit 3.1(a) contains a complete and accurate list of the jurisdictions in which Sheakley-Uniservice is qualified to do business as a foreign corporation with respect to the Businesses.

(b)	SIS is a limited liability company duly organized and validly existing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Seller Contracts which are related to the Businesses. With respect to the Businesses, SIS is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which the failure to do so would have a material adverse effect on the Businesses. Exhibit 3.1(b) contains a complete and accurate list of the jurisdictions in which SIS is qualified to do business as a foreign limited liability company with respect to the Businesses.

(c)	Except for SIS, Sheakley-Uniservice has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

     3.2 Enforceability; Authority; No Conflict

(a)	This Agreement constitutes the legal, valid and binding obligation of Seller and LAS, enforceable against them in accordance with its terms. Upon the execution and delivery by Seller of the Escrow Agreement and each other agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(b)	Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s board of directors. LAS has all necessary legal capacity to enter into this Agreement to the extent provided herein and to perform his obligations hereunder.

(c)	Except as set forth in Exhibit 3.2(c) and subject to the representations and warranties of Buyer in Section 4, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)	Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

(ii)	Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Assets, may be subject;

(iii)	contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the Businesses; or

(iv)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets unless created by, or as a result of, the actions of Buyer.

(d)	Except as set forth in Exhibit 3.2(d), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 Capitalization of SIS

               Seller owns one hundred percent (100%) of the units/membership interests of SIS. Seller is the record and beneficial owner and holder of the units/interests, free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of SIS.

     3.4 Financial Statements

               Exhibit 3.4 contains: (a) unaudited statements of income in connection with the Businesses of Sheakley-Uniservice, Inc. for the twelve (12) months ending December 31, 2001, December 31, 2002 and December 31, 2003, and (b) the unaudited statement of income of SIS for the twelve (12) month period ended December 31, 2003 (collectively, the “Financial Statements”). The Financial Statements fairly present the results of operations for the periods referred to in such Financial Statements, all in accordance with GAAP, subject to normal recurring year-end adjustments (the effect of which will not individually or in the aggregate, be significant) and the absence of notes, and have been prepared from, and are consistent with, the books and records of Seller. Seller has also delivered to Buyer copies of all letters from Seller’s auditors to Seller’s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

     3.5 Books and Records

(a)	The books of account and other financial Records of Seller with respect to the Businesses are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. With respect to the Businesses, Seller has kept books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Businesses. With respect to the Businesses, Seller has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (B) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (vi) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b)	The minute book of SIS contains accurate and complete Records of all meetings held of the members thereof.

     3.6 Sufficiency of Assets

               Except for those Excluded Assets described in Section 2.2, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, owned by Seller and used exclusively in the Businesses. Except for those Excluded Assets and the benefits of the Retained Assets to be provided by Seller under the Transition Services Agreement, the Assets constitute all of the assets utilized by Seller prior to Closing in connection with the operation of the Businesses.

     3.7 Intellectual Property Assets

(a)	The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) and used exclusively in connection with the Businesses by Seller in which Seller has a proprietary interest, including:

(i)	all of the intellectual property listed on Exhibit 3.7(e), 3.7(f) and 3.7(g);

(ii)	except to the extent they are Excluded Assets, Seller’s assumed fictional business names, trade names, logos, registered and unregistered trademarks, service marks and applications in connection with the Businesses, if any, and all goodwill associated therewith (collectively, “Marks”);

(iii)	tangible works of authorship, registered and unregistered copyrights in connection with the Businesses including Software, if any (collectively, “Copyrights”);

(iv)	know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints used exclusively in connection with the Businesses, if any (collectively, “Trade Secrets”); and

(v)	rights in internet web sites and internet domain names (including registrations thereto) presently used by Seller exclusively in connection with the Businesses, if any (collectively “Net Names”).

(b)	Exhibit 3.7(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $1,000 under which Seller is the licensee. Seller has valid and paid-up license to the commonly available Software programs described in the preceding sentence. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any Contract or license relating to the Intellectual Property Assets.

(c)	To Seller’s Knowledge, SIS owns right, title and interest in and to, free and clear of all Encumbrances, and has the right to use without payment to a Third Party, all of the Intellectual Property Assets applicable to it, other than in respect of licenses listed in Exhibit 3.7(b). Sheakley-Uniservice, Inc. is the owner or licensee of all right, title and interest in and to each of the other Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property

Assets applicable to it, other than in respect of licenses listed in Exhibit 3.7(b). Seller has no knowledge that any former and current employees of Seller in connection with the Businesses has any claim to any inventions, improvements, discoveries or information relating to the Businesses.

(d)	There are no patents or filed patent applications in connection with the Businesses (collectively, “Patents”). Except for the patent referred to in the opinion delivered pursuant to Section 2.6(a)(x), to Seller’s Knowledge there is no patent of any other Person which potentially interferes with the Businesses. For purposes of this Section 3.7(d), “Knowledge” does not impose a duty to perform an intellectual property, infringement or other search or investigation.

(e)	Exhibit 3.7(e) contains a complete and accurate list and summary description of all Marks which are the subject of a federal registration or pending application. To Seller’s Knowledge, there is no trade name, trademark, service mark, or trademark or service mark application, of any other Person which potentially interferes with the Marks. Except as set forth on Exhibit 3.7(e), to Seller’s Knowledge, no Mark is infringed or has been challenged or threatened in any way. To Seller’s Knowledge, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(f)	Exhibit 3.7(f) contains a complete and accurate list and summary description of all U.S. registered Copyrights. To Seller’s Knowledge, no Copyright is infringed or has been challenged or threatened in any way. To Seller’s Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(g)	Exhibit 3.7(g) contains a complete and accurate list and summary description of all Net Names. All Net Names have been registered in the name of Seller, to Seller’s Knowledge, and are in compliance with all formal Legal Requirements. No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name. To Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name. To Seller’s Knowledge, no Net Name is infringed or has been challenged, interfered with or threatened in any way. To Seller’s Knowledge, no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

     3.8 Real Estate.

(a)	Except as set forth on Exhibit 3.8, SIS does not own or have any ownership or other rights to any Real Property or Leases to any Real Property.

(b)	All rentals or other payments due under the Real Property Leases have been paid, and to the Knowledge of Seller, there exists no event of default under the term of such Lease.

     3.9 Title to Assets; Encumbrances

Except for the Intellectual Property Assets addressed in Section 3.7(c) above, Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances other than those described in Exhibit 3.9 (“Encumbrances”). Seller warrants to Buyer that, at the time of Closing, all other Assets shall be free and clear of all Encumbrances other than those identified on Exhibit 3.9 as acceptable to Buyer (“Permitted Encumbrances”).

     3.10 Condition of Tangible Personal Property

               Each item of Tangible Personal Property is operational and is suitable for immediate use in the Ordinary Course of Business. All Tangible Personal Property used in the Businesses is in the possession of Seller. Seller has made no prepayments under the Administrative Agreements.

     3.11 [Intentionally Left Blank]

     3.12 Taxes

               To Seller’s Knowledge,

(a)	Seller has timely and properly filed all Tax Returns required to be filed by it. All such Tax Returns, as the same may have been amended, are true, accurate and complete. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)	Except as set forth on Exhibit 3.12, all Taxes (whether or not reflected in Tax Returns as filed) owed by Seller with respect to the Assets have been timely and fully paid.

(c)	no claim has ever been made by an authority in a jurisdiction where any Seller does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no Liens on any of the Assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(d)	Seller has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party.

(e)	There are no audits or examinations of any Tax Returns of Seller pending or, to Seller’s Knowledge, threatened. Seller is not a party to any action or proceeding by any Governmental Body for the assessment or collection of Taxes of Seller, nor has such event been asserted or threatened. There is no waiver or tolling of any statute of limitations in effect with respect to any Tax Returns.

(f)	Seller has not entered into any compensatory agreements with respect to the performance of service that payment thereunder would result in a nondeductible expense to Seller pursuant to Section 280G of the Code.

(g)	None of the Assets is tax exempt use property within the meaning of Section 168(h) of the Code or has been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under Section 103(a) of the Code.

(h)	Seller is not and never has been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(i)	Seller is not a party to in any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income tax purposes.

(j)	Seller is not liable for Taxes (other than any accrued Taxes not yet due and payable) to any foreign taxing authority and does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     3.13 No Material Adverse Change

               Since December 31, 2003, to Seller’s Knowledge, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) of Seller in connection with the Businesses, and no event has occurred or circumstance exists (other than general economic or business conditions) that may result in such a material adverse change. Since December 31, 2003, Seller has operated the Businesses only in the Ordinary Course of Business. Exhibit 3.13(a) contains (i) a list of Customers for the SIS and employment compensation lines of business comprising the twenty-five (25) Customers generating the largest revenues and (ii) a list of Customers for the employment verification business comprising the twenty-five (25) Customers generating the largest number of records in the year ended December 31, 2003 (the “Top Customer List”). To Seller’s Knowledge, no Customer listed on the Top Customer List has cancelled, or has indicated to Seller its intention to cancel, its Service Agreement with the Seller. Since December 31, 2003, Seller has entered into Service Agreements only in the Ordinary Course of Business. Exhibit 3.13(b) contains a Customer “roll forward” for the unemployment compensation line of business, including new sales, cancellations, fees recovered through contract review, fee increases and fee reductions for the period from January 1, 2004 through March 18, 2004, prepared by Seller in the Ordinary Course of Business. The revenue figures contained therein are projections prepared in the Ordinary Course of Business by Seller and

Seller does not represent or warrant that Buyer will realize such revenues in the operations of the Businesses following the Effective Time.

     3.14 Employee Benefits

(a)	Exhibit 3.14 contains a complete list of all employee benefit Plans maintained or contributed to by Seller in connection with the Businesses.

(b)	Seller is not now and has not been a contributing employer to any multi-employer pension plan as defined in Section 3(37) of ERISA.

(c)	To Seller’s Knowledge, all contributions required to be made under any Plan for current or former employees have been timely made.

(d)	No Plan maintained by Seller, which is subject to Section 412 of the Code or Section 302 of ERISA, has an “accumulated funding deficiency” within the meaning of such sections. Seller has not provided, and is not required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code.

(e)	To Seller’s Knowledge, Seller has at all times complied, and currently complies, with, in all material respects, the applicable continuation requirements for its welfare benefit plans, including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Section 601-608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA.”

     3.15 Compliance With Legal Requirements; Governmental Authorizations

(a)	Except as set forth in Exhibit 3.15(a), to Seller’s Knowledge, Seller, in connection with the Businesses of Sheakley-Uniservice, Inc., is, and at all times since January 1, 2001, has been in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Businesses or the ownership or use of any of its Assets. Except as set forth in Exhibit 3.15(a), to Seller’s Knowledge, Seller, in connection with the Businesses of SIS, is, and at all times since January 1, 2003, has been in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Businesses or the ownership or use of any of the Assets. Seller has not received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement in connection with the Businesses that would have a materially adverse effect on the Businesses or the Assets.

(b)	Exhibit 3.15(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller in connection with the Businesses. Each Governmental Authorization listed or required to be listed in Exhibit 3.15(b)

is valid and in full force and effect. Sheakley-Uniservice, Inc. is, and at all times since January 1, 2001, and SIS, is, and at all times since January 1, 2003, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Exhibit 3.15(b). The Governmental Authorizations listed in Exhibit 3.15(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Businesses in the manner in which it currently conducts and operates such Businesses and to permit Seller to own and use the Assets in the manner in which it currently owns and uses such Assets.

     3.16 Legal Proceedings; Orders

(a)	Except as set forth in Exhibit 3.16(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i)	by or against Seller in connection with the Businesses or that otherwise relates to or may affect the Assets; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

(b)	Except as set forth in Exhibit 3.16(b):

(i)	there is no Order to which Seller in connection with the Businesses or any of the Assets is subject; and

(ii)	to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Businesses.

     3.17 Absence of Certain Changes and Events

               Except as set forth in Exhibit 3.17, since December 31, 2003, Seller has conducted the Businesses only in the Ordinary Course of Business and, in connection with the Businesses, there has not been any:

(a)	payment or increase by Seller of any bonuses, salaries or other compensation to any officer or employee in connection with the Businesses or member or manager of SIS, or entry into any employment, severance or similar Contract with any officer or employee in connection with the Businesses or any member or manager of SIS;

(b)	adoption of, amendment to or increase in the payments to or benefits under, any Plan;

(c)	material damage to or destruction or material loss of any Asset, whether or not covered by insurance;

(d)	entry into, termination of or receipt of notice of termination of any license, sales representative, joint venture, partnership, credit or similar Contract to which Seller is a party;

(e)	sale, lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset, except in the Ordinary Course of Business;

(f)	cancellation or waiver of any claims or rights with a value to Seller in excess of $10,000;

(g)	indication to Seller by any material supplier of an intention to discontinue or change the terms of its relationship with Seller; or

(h)	Contract by Seller to do any of the foregoing.

     3.18 Contracts; No Defaults

               (a) Exhibits 1.1(a), 1.1(c) and 1.1(d) together contain accurate and complete information regarding, and Seller has delivered to Buyer accurate and complete copies of, all of the Assigned Contracts, including any amendments, supplements and modification of any Assigned Contract. Any oral contract included in the Assigned Contracts has been described in reasonable detail on Exhibits 1.1(a), 1.1(c) and 1.1(d), as applicable.

               (b) To the Knowledge of Seller, each Assigned Contract, except for Assigned Contracts that have expired by their terms, is in full force and effect and is valid and enforceable in accordance with its terms. All powers of attorney with respect to the Service Agreements are valid and enforceable in accordance with their terms.

               (c) Except as set forth on Exhibit 3.18(c):

(i) To the Knowledge of Seller, Seller is in material compliance with all applicable material terms and requirements of each Assigned Contract;

(ii) To the Knowledge of Seller, each other Person having any obligation or liability under any Assigned Contract is in material compliance with all applicable terms and requirements of such Assigned Contracts; and

(iii) To the Knowledge of Seller, no event has occurred or circumstance exist that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assigned Contract (other than pursuant to an express provision of any such Assigned Contract prohibiting assignment, the sale of substantially all of Seller’s assets or any of the other Contemplated Transactions).

               (d) No Assigned Contract contains covenants that in any way purport to restrict Seller’s business activities or limit the freedom of Seller to engage in any line of business or to compete with any Person.

               (e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under any Assigned Contract with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

               (f) Buyer acknowledges that Seller has continued to provide services to certain Customers listed on Exhibit 1.1(d) even though the Service Agreements with those Customers have expired by their terms. The fact that such Service Agreements have expired and may no longer be enforceable shall not be a Breach of any of Seller’s representations or warranties in this Agreement.

     3.19 Environmental Matters

               Seller is not in violation of and has not violated any Environmental Law or any Occupational Safety and Health Law. Seller has obtained and is in compliance with all necessary Environmental Permits, and no deficiencies have been asserted by any Governmental Body with respect to such items. There never has been pending or, to the Knowledge of Seller, threatened against Seller any Proceeding, hearing, study, inquiry or investigation based on or related to any Environmental Permit or any Environmental Law.

     3.20 Employees

(a)	Exhibit 3.20 contains a complete and accurate list of the following information for each employee of Seller in connection with the Businesses, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2004.

(b)	To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract (other than contracts with Seller and/or Seller’s affiliates) that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to engage in or continue or perform any conduct, activity, duties or practice relating to the Businesses. At the Closing, Seller shall release any Active Employee hired by Buyer from any Contract with Seller that limits the ability of such Active Employee from engaging in or continuing to perform any conduct, activity, duties or practice relating to the Businesses.

(c)	With respect to each Active Employee employed by Seller in connection with the Businesses on the Closing Date, (a) Seller hired such Active

Employee in compliance with the IRCA; and (b) Seller has complied with all recordkeeping and other regulatory requirements under IRCA.

     3.21 Labor Disputes; Compliance

(a)	To the Knowledge of Seller, Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other similarly requirements, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)	(i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2001 with respect to Sheakley-Uniservice, Inc. and since January 1, 2003 with respect to SIS, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting the Businesses; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller’s Knowledge, since January 1, 2004 there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

     3.22 Accounts Receivable

               All Accounts Receivable that are part of the Assets acquired by Buyer hereunder represent valid obligations arising from sales actually made in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable will be as of the Closing Date current, valid, genuine and existing. There is no contest, claim, defense or right of setoff under any Contract with any account debtor of an Account Receivable acquired by Buyer relating to the amount or validity of such Account Receivable. Exhibit 3.22(a) contains a complete and accurate summary of the Accounts Receivable existing as of the date hereof. Exhibit 3.22(b)

will contain as of Closing a complete and accurate list of all Accounts Receivable to be acquired by Buyer as of the Closing, which list sets forth the aging of each such Account Receivable.

     3.23 Brokers or Finders

               Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Businesses or the Assets or the Contemplated Transactions.

     3.24 Disclosure

               No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Letter, the certificates delivered pursuant to Section 2.6(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

     3.25 Seller Systems

               Seller represents and warrants that the software, systems, methods, and products developed, employed, licensed, and used in the Businesses of SIS, and sold and transferred to Buyer under this Agreement, do not incorporate, determine, assess, or in any way measure or evaluate, the amount of time it takes a candidate to respond to questions presented, except only that if a response is not received within a preset interval, the question(s) may be repeated and/or the presentation of questions to the candidate may be terminated. Seller further represents and warrants that the software, systems, methods, and products developed, employed, licensed, and used in the Businesses, and transferred and sold to Buyer under this Agreement, do not incorporate or in any way use any non-linear branching or alteration of the sequence or composition of qualification questions presented and that the sequence and composition of qualification questions presented remains unaltered, except that if no response or an unsatisfactory response(s) is received, the presentation of questions to the candidate may be terminated.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer represents and warrants to Seller as follows:

     4.1 Organization and Good Standing

               Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, with full corporate power and authority to conduct its business as it is now conducted.

     4.2 Authority; No Conflict

(a)	This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the

Escrow Agreement, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)	Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)	any provision of Buyer’s Governing Documents;

(ii)	any resolution adopted by the board of directors of Buyer;

(iii)	any Legal Requirement or Order to which Buyer may be subject; or

(iv)	any Contract to which Buyer is a party or by which Buyer may be bound.

(c)	Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 Certain Proceedings

               There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

     4.4 Brokers or Finders

               Except for its obligation to CIBC World Markets Corp., neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

     4.5 Funding

               Buyer presently has or will have at Closing all funds or financing in place necessary to pay and delivery to Seller the cash Purchase Price as contemplated hereby.

     4.6 Claim for Breach by Buyer

               Except as has been discussed by Buyer and Seller, Buyer is not aware that any of the representations and warranties of Seller contained in this Agreement is untrue as of the date of this Agreement, nor is Buyer aware of any breach of any of Seller’s covenants or agreements to be performed by it at or prior to Closing. For purposes of this Section 4.6, awareness shall mean the awareness of Bill Canfield, Keith Graves or Thomas C. Werner.

5. COVENANTS OF SELLER PRIOR TO CLOSING

     5.1 Access and Investigation

               Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall:

(a)	afford Buyer and its Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data in connection with the Businesses, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller;

(b)	furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records, financial, operating and other relevant data and information in connection with the Businesses as Buyer may reasonably request; and

(c)	otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller.

     5.2 Operation of the Business of Seller

               Between the date of this Agreement and the Closing, Seller shall:

(a)	conduct its business only in the Ordinary Course of Business;

(b)	except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Commercially Reasonable Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)	confer with Buyer prior to implementing operational decisions that are outside the Ordinary Course of Business; and

(d)	cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

     5.3 Approvals

               As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives with respect to any filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.

     5.4 Notification of Breaches; Updates to Disclosure Letter

               Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to its Disclosure Letter, Seller shall promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.2 and Article 11. During the same period, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

     5.5 Change of Name.

               Effective immediately following the Closing, Seller shall change the name of “Sheakley Interactive Services, LLC” to such other name as Seller shall choose, provided that such name is not confusingly similar to “Sheakley Interactive Services”, “SIS” or any other name associated with the Business. From and after the Closing, Seller agrees that Seller shall not use and shall have not rights to use the name, trademark or servicemark “SIS” in connection with its business.

6. COVENANTS OF BUYER PRIOR TO CLOSING

     6.1 Approvals

               Buyer also shall cooperate, and cause its Related Persons to cooperate with Seller with respect to all filings Seller shall be required by Legal Requirements to make, provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1. As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, any filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions.

7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

               Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1 Accuracy of Representations

               All of Seller’s representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.

     7.2 Seller’s Performance

               All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

     7.3 Additional Documents

               Seller shall have caused the documents and instruments required by Section 2.6(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)	Releases of all Encumbrances on the Assets, other than Permitted Encumbrances;

(b)	Certificates dated as of a date not earlier than the fifth business day prior to the Closing as to the good standing of Seller, executed by the appropriate officials of the State of Ohio; and

(c)	Such other documents as Buyer may reasonably request.

     7.4 No Proceedings

               Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

8. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

               Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

     8.1 Accuracy of Representations

               All of Buyer’s representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

     8.2 Buyer’s Performance

               All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

     8.3 Additional Documents

               Buyer shall have caused the documents and instruments required by Section 2.6(b) and such other documents as Seller may reasonably request to be delivered (or tendered subject only to Closing) to Seller.

     8.4 No Injunction

               Since the date of this Agreement, there shall not have been commenced or threatened against Seller, or against any Related Person of Seller, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

9. TERMINATION

     9.1 Termination Events

               By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)	by Buyer if a material Breach of any provision of this Agreement has been committed by Seller and such Breach has not been waived by Buyer;

(b)	by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

(c)	by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.5 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d)	by Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.5 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e)	by mutual consent of Buyer and Seller;

(f)	by Buyer if the Closing has not occurred on or before May 31, 2004 or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement; or

(g)	by Seller if the Closing has not occurred on or before May 31, 2004 or such later date as the parties may agree upon, unless Seller is in material Breach of this Agreement.

     9.2 Effect of Termination

               Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10. ADDITIONAL COVENANTS

     10.1 Employees and Employee Benefits

(a)	Employment of Active Employees by Buyer.

(i)	Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”). Buyer will hire a sufficient number of Hired Active Employees such that Seller will not have any obligations under the Worker Adjustment and Retraining Notification Act as a result of this transaction.

(ii)	It is understood and agreed that Buyer intends to review the performance of the Hired Active Employees and Buyer’s needs after Closing. In the event that Buyer terminates any Hired Active Employee within ninety (90) days after the Closing, Seller shall reimburse Buyer an amount equivalent to two weeks pay for such employee, up to a maximum of $25,000.

(iii)	It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements).

(iv)	Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

(b)	Salaries and Benefits.

(i)	Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the Effective Time, including bonus payments (if any) and all vacation and sick pay earned prior to the Closing Date; (B) the payment of termination or severance payment, if any, due to Active Employees with respect to their services as employees of Seller through the Effective Time, and (C) the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA, as applicable.

(ii)	Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(c)	Seller’s Retirement and Savings Plans. All Hired Active Employees who are participants in Seller’s retirement plans shall retain their vested accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such vested benefits as and when such Hired Active Employees become eligible therefor under such plans. Seller shall cause the assets of each Plan to equal or exceed the benefit liabilities of such Plan on a plan-termination basis as of the Effective Time. Seller will cause its 401-k savings plan to be amended in order to provide that the Hired Active Employees shall be fully vested in their accounts under such plan as of the Closing Date and all payments thereafter shall be made from such plan as provided in the plan.

(d)	No Transfer of Assets. Neither Seller nor its Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

     10.2 Taxes

(a)	All sales, use, value-added, gross receipts, stamp duty, transfer or other similar Taxes incurred in connection with the transfer and sale of the Assets or the transactions contemplated by this Agreement shall be borne by the Seller. Buyer and Seller hereby agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Body or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Seller or the transactions contemplated hereby.

(b)	Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Buyer and Seller shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section. Any Tax audit or other Tax proceeding shall be deemed to be a third-party claim subject to the procedures set forth in Section 11.7 of this Agreement.

(c)	The allocation of the Purchase Price among the Assets shall be agreed by Buyer and Seller within sixty (60) days after Closing. Buyer and Seller shall report the transaction contemplated by this Agreement for all Tax purposes in a manner consistent with such schedule and shall take no position inconsistent therewith or contrary thereto.

     10.3 Noncompetition and Nonsolicitation

(a)	Seller’s Noncompetition. Except as provided in Paragraph (d) below, for a period of ten (10) years after the Closing Date, neither Seller nor LAS shall, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in any of the Businesses (“Competing Business”), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b)	Seller’s Nonsolicitation. Except as provided in Section 10.3(d) below, for a period of ten (10) years after the Closing Date, neither Seller nor LAS shall, directly or indirectly:

(i)	solicit for any Competing Business any Person who is a Customer of Buyer in connection with the Businesses;

(ii)	cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, consultant or other business relation of Buyer in connection with the Businesses to cease doing business in the areas of the Businesses with Buyer, to deal with any competitor of Buyer in the areas of the Businesses or in any way interfere with its relationship with Buyer in the areas of the Businesses; or

(iii)	cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, consultant or other business relation of Seller in connection with the Businesses on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer in the area of the Businesses, to deal with any competitor of Buyer in the area of the Businesses or in any way interfere with its relationship with Buyer in any area of the Businesses.

(c)	Seller’s Employee Nonsolicitation. For a period of five (5) years after the Closing Date, neither Seller nor LAS shall, directly or indirectly hire, retain or attempt to hire or retain any employee of Buyer who was an Active Employee of Seller at the time of Closing, unless such person was terminated by Buyer, or in any way interfere with the relationship between Buyer and any of its employees who were Active Employees of Seller at the time of Closing.

(d)	Exclusions. Notwithstanding the foregoing, nothing in this Section 10.3 or elsewhere in this Agreement shall preclude Seller from providing unemployment compensation services to any (i) Excluded Customers or (ii) any workers’ compensation or payroll customers of Seller with 500 or fewer employees, whether Customers at the time of this Agreement or any time thereafter; provided, Seller will provide no unemployment compensation services to any Person with more than 500 employees that is not a workers’ compensation or payroll customer of Seller at the time of Closing or an Excluded Customer.

(e)	Modification of Covenants. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.3 (a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.3 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.3 is reasonable and necessary to protect and preserve Buyer’s and its affiliate’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

     10.4 Retention of and Access to Records

               After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access thereto and make photocopies (at Seller’s expense) thereof, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.

     10.5 Assistance in Proceedings

               Seller will reasonably cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding (other than a Proceeding between Buyer and Seller) involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business; provided, however, that Seller shall not be to required to testify or otherwise assist Buyer in any dispute where the opposing party is an existing customer of Seller. Buyer shall reimburse Seller for the actual hourly rate of cooperating employees and its out of pocket costs and expenses associated with such cooperation.

     10.6 Further Assurances

               Subject to the proviso in Section 6.1, the parties shall cooperate promptly and reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of: (i) their respective obligations under this Agreement, (ii) the powers of attorney with respect to the Assigned Contracts, and (ii) Buyer’s accounting, SEC and NASD obligations and related disclosure obligations imposed by Law, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. The party requesting such assistance shall reimburse the party providing such assistance for the actual hourly rate of assisting employees and its out of pocket costs and expenses associated with such assistance.

     10.7 Cash Received After Closing

(a)	If Buyer shall receive cash or cash equivalents of Seller after the Closing, or if such items shall be delivered to Seller after Closing which are only negotiable by or realizable through Buyer, then Buyer shall cooperate to the fullest extent permissible with Seller to cause such amounts to be paid over to Seller. Buyer shall offset such cash received by it after Closing against its payments to Seller under the Transition Services Agreement, provided that Buyer must provide Seller a schedule showing all amounts offset.

(b)	If Seller shall receive cash or cash equivalents of Buyer after the Closing, or if such items shall be delivered to Buyer after Closing which are only negotiable by or realizable through Seller, then Seller shall cooperate to the fullest extent permissible with Buyer to cause such amounts to be paid over to Buyer. Seller shall transmit such cash received by it after Closing to Buyer on at least a monthly basis after Closing.

     10.8 Consent

               Neither Seller nor Buyer shall seek to obtain consents prior to Closing from appropriate third parties for the assignment by Seller to Buyer of any Service Agreements, Administrative Agreements, Real Property Leases or other Assumed Contracts. Following the Closing, Buyer and Seller shall use Commercially Reasonable Efforts, and cooperate with each other, to obtain such Consents as quickly as practical. Pending the obtaining of such Consents, Buyer and Seller shall cooperate with each other and use any reasonable and lawful arrangements appropriate to provide Buyer the benefits of use of the Assets at cost (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party). It is the parties’ intent that so long as any Consents have not been obtained, then, at Buyer’s election and in its sole discretion, then, until such Consent is obtained or until the applicable Contract terminates, Seller shall act as agent for Buyer in order to obtain for Buyer the benefits under such Contracts and Seller shall submit to Buyer the invoices related to such Contracts; Buyer shall reimburse Seller accordingly; provided that, with respect to the Real Property Leases, Buyer shall, to the extent possible, remit payments directly to the counterparties to such Real Property Leases. Buyer acknowledges that Buyer shall be liable for performance pursuant to such Contracts as of the Closing, provided that, to the extent that equipment leased to Sheakley under any Administrative Agreements cannot be located on the premises or is not in good operational condition, Buyer shall have no obligations pursuant to such Administrative Agreement and Seller shall remain liable for all obligations thereunder. The failure to obtain any Consent shall not be deemed a breach of this Agreement by either Buyer or Seller and shall not otherwise modify the rights or obligations of the parties hereunder.

     10.9 Channel Partner Agreement

               Within sixty (60) days after Closing, Buyer and Seller shall negotiate, in good faith, and execute a Channel Partner Agreement, pursuant to which Seller shall offer Buyer’s The Work Number product to Seller’s customers.

     11. INDEMNIFICATION; REMEDIES

     11.1 Survival

               All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

     11.2 Indemnification and Reimbursement by Seller

               Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)	any Breach of any representation or warranty made by Seller in (i) this Agreement (without giving effect to any supplement to the Disclosure Letter), (ii) the Disclosure Letter, (iii) the supplements to the Disclosure Letter, (iv) the certificates delivered pursuant to Section 2.6, (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(b)	any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(c)	any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

(d)	any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller in connection with any of the Contemplated Transactions; or

(e)	any Retained Liabilities

     11.3 Indemnification and Reimbursement by Buyer

               Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

(a)	any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)	any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)	any Liability arising out of the ownership or operation of the Assets after the Effective Time other than the Retained Liabilities;

(d)	any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions; or

(e)	any Assumed Liabilities.

     11.4 Limitations on Amount–Seller

(a)	Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds Fifty Thousand dollars ($50,000) and then only for the amount by which such Damages exceed Fifty Thousand dollars ($50,000). However, this Section 11.4(a) will not apply to claims under Section 11.2(b) through (e) or to matters arising in respect of Sections 3.1, 3.2, 3.3, 3.7(c), 3.9, 3.14 and 3.19 or to any intentional Breach by Seller of any covenant or obligation.

(b)	In no event shall Seller have any obligation to indemnify Buyer Indemnified Persons in respect of:

(i)	Indemnified Losses claimed from the Effective Date through June 30, 2004 which exceed Four Million dollars ($4,000,000) (the “First Quarter Maximum Indemnification”);

(ii)	Indemnified Losses claimed from June 30, 2004 through September 30, 2004 which exceed the “Second Quarter Maximum Indemnification”, which is equal to the lesser of (A) Three Million dollars ($3,000,000) and (B) $4,000,000 minus the amount of any Indemnified Losses paid by Seller to Buyer to date;

(iii)	Indemnified Losses claimed from September 30, 2004 through December 31, 2004 which exceed the “Third Quarter Maximum Indemnification”, which is equal to the lesser of (A) Two Million dollars ($2,000,000) and (B) $4,000,000 Indemnification minus the amount of any Indemnified Losses paid by Seller to Buyer to date; or

(iv)	Indemnified Losses claimed from December 31, 2004 through the first anniversary of the Effective Date which exceed the “Fourth Quarter Maximum Indemnification”, which is equal to the lesser of

(A) One Million dollars ($1,000,000) and (B) $4,000,000 minus the amount of any Indemnified Losses paid by Seller to Buyer to date;

Provided that, with regard to the Seller, payments made hereunder shall not exceed $4,000,000; and provided further that this Section 11.4(b) will not apply to claims under Section 11.2(b) through (e) or to matters arising in respect of Sections 3.1, 3.2, 3.3, 3.7(c), 3.9, 3.14 and 3.19 or to any intentional Breach by Seller of any covenant or obligation.

(c)	Nothing contained in this Article XI shall be construed as limiting Buyer’s right to redress for fraud.

(d)	Any amounts otherwise payable by Sellers under this Article XI shall be reduced by (i) the net amount of any proceeds actually received by Buyer from any insurance proceeds covering any claimed Indemnified Loss, or (ii) the amount actually received by Buyer with respect to the successful prosecution by an Indemnifying Party of a claim made on behalf of the Buyer in connection with the defense of the Indemnified Loss.

     11.5 Limitations on Amount–Buyer

(a)	Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) until the aggregate of Damages with respect to such matters exceeds Fifty Thousand dollars ($50,000) and then only for the amount by which such Damages exceed Fifty Thousand dollars ($50,000). However, this Section 11.5(a) will not apply to matters arising in respect of Sections 4.1, 4.2, 4.3, 4.4 and 4.6 or to any intentional Breach by Buyer of any covenant or obligation.

(b)	Nothing contained in this Article XI shall be construed as limiting Seller’s right to redress for fraud.

     11.6 Time Limitations—Buyer and Seller

(a)	If the Closing occurs, Seller will have liability (for indemnification or otherwise):

(i)	with respect to Section 11.2(a) as applicable to Breaches of Sections 3.1, 3.2, 3.3, 3.7(c), 3.9, 3.14 and 3.19 at any time without expiration;

(ii)	with respect to Section 11.2(a) as applicable to Breaches of Section 3.10 only if, on or before June 30, 2004, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer,

(iii)	with respect to Section 11.2(a) as applicable to Breaches of Sections 3.4, 3.5, 3.6, 3.7 (other than 3.7(c)), 3.8, 3.11, 3.12, 3.13, 3.15, 3.16, 3.17, 3.18, 3.20, 3.21, 3.22, 3.23, 3.24 and 3.25 and as applicable to

Breaches contained in the documents described in subparts (ii)-(vi) of Section 11.2(a) only if, on or before March 31, 2005, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer,

(iv)	with respect to Sections to 11.2(b) as applicable to Breaches of Article 5 and Section 10.1 only if, on or before March 31, 2005, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer,

(v)	with respect to Sections to 11.2(b) as applicable to Breaches of Sections 5.3, 10.2, 10.3(a)-(c), 10.5, 10.6, 10.7 and Sections 11.2(c), 11.2(d), 11.2(e) and 12 at any time without expiration.

(b)	If the Closing occurs, Buyer will have liability (for indemnification or otherwise)

(i)	with respect to Section 11.3(a) as applicable to Section 4.5, Section 11.3(b) as applicable to Section 10.1 (other than Section 10.1(a)(1)(i)) only if, on or before March 31, 2005, Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller, and

(ii)	with respect to Section 11.3(a) as applicable to Sections 4.1-4.4, Section 4.6, Section 11.3(b) as applicable to Sections 6.1, 10.1(a)(1)(i), 10.2, 10.4, 10.6 and 10.7 and Sections 11.3(c), 11.3(d) and 11.3(e) at any time without expiration.

(c)	Notwithstanding anything in this Section 11.6 to the contrary, in accordance with the terms of the Escrow Agreement, any remaining Escrow Funds against which a Claim for Indemnification has not been timely made shall be distributed to Seller or its assignee on the Claim Expiration Date or the first day thereafter that no Claim for Indemnification is outstanding against such funds.

     11.7 Third-Party Claims

(a)	Promptly after receipt by a Person entitled to indemnity under Section 11.2, or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, and subject to the time limitations set forth in Section 11.6, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)	If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)	Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)	Notwithstanding the provisions of Section 13.4, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

(e)	With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)	With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Commercially Reasonable Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

     11.8 Other Claims

          A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.

12. CONFIDENTIALITY

     12.1 Definition of Confidential Information

          As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Seller or Buyer in connection with the Businesses that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and LAS, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(a)	all information that is a trade secret under applicable trade secret or other law;

(b)	all information concerning data, know-how, processes, designs, sketches, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(c)	all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(d)	all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

     12.2 Restricted Use of Confidential Information

(a)	Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer and Seller shall (iv) enforce the terms of this Article 12 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

(b)	Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities. Seller may continue to use Confidential

Information of Seller before Closing in the Ordinary Course of Business in connection with transactions permitted by Section 5.2.

(c)	Buyer will not use Confidential Information of Seller until after the Closing.

(d)	Seller may continue to use its Confidential Information in connection with the unemployment compensation business to be conducted by Seller after Closing as contemplated in Section 10.3(d).

     12.3 Exceptions

          Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

     12.4 Legal Proceedings

          If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

13. GENERAL PROVISIONS

     13.1 Expenses

          Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the escrow agent under the Escrow Agreement.

     13.2 Public Announcements

          Unless consented to in writing by Buyer and Seller, the terms of this Agreement shall be kept strictly confidential by Seller and its agents and by Buyer and its agents. Neither Buyer nor Seller shall publicly disclose the existence of this Agreement prior to Closing. Nothing contained herein shall preclude disclosures by Buyer to the extent necessary or advisable to comply with accounting, SEC, NASD and other disclosure obligations imposed by Law. Buyer and Seller shall cooperate with the other and provide such information and documents as may be required in connection with any filing with the SEC under the Exchange Act. Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     13.3 Notices

          All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to Buyer:

TALX Corporation
1850 Borman Court
St. Louis, Missouri 63146
Telephone: (800) 888-8277
Telecopier: (314) 214-7588
Attn: President

With copies to:

Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 63102
Telephone: (314) 259-2000
Telecopier: (314) 259-2020
Attn: Kathryn Elliott Love

If to Seller:

The Sheakley Group of Companies, Inc.
100 Merchant Street
Cincinnati, Ohio 45246
Telephone: (513) 618-1123

Telecopier: (513) 326-4706
Attn: Thomas E. Pappas, Jr.

With copies to:

Lindhorst & Dreidame Co., LPA
312 Walnut Street, Suite 2300
Cincinnati, OH 45202
Telephone: 513-421-6630
Telecopier: 513-421-0212
Attn: William N. Kirkham

     13.4 Dispute Resolution

(a)	Parties will attempt in good faith to resolve any controversy or claim between them arising out of or relating to this Agreement, including any dispute relating to the negotiation, formation, execution or delivery of this Agreement (“Dispute”), promptly by negotiations. Notice of any claim or controversy must be in writing and delivered to the other Party and may request the other Party to meet at a mutually agreed time and place. Each Party to the Dispute must designate a executive and require him or her to meet at least once within the first fifteen days of the delivery of the written notice and attempt to resolve the matter.

(b)	If the matter has not been resolved by negotiation within fifteen (15) days of delivery of the notice described in this Section 13.4, the Dispute shall be settled by arbitration in accordance within the commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration proceeding, including the rendering of an award, shall take place in State of Ohio, County of Hamilton, and shall be administered by the AAA.

(c)	The arbitral tribunal shall be appointed within thirty (30) days of the notice of the Dispute and shall consist of three (3) arbitrators, one of whom shall be appointed by Buyer, one by Seller, and the third, jointly, by both Buyer and Seller; provided, however, if Buyer and Seller do not select the third arbitrator within such thirty-day period, such arbitrator shall be chosen by the AAA as soon as practicable following notice to the AAA by the parties of their inability to choose such third arbitrator. No depositions or other discovery shall be conducted in connection with the arbitration. Not later than 30 days after the conclusion of the arbitration hearing, the arbitrators shall prepare and distribute to the parties a writing setting forth the arbitral award and the arbitrators’ reasons therefor.

(d)	The award of any such arbitral tribunal shall be final except as otherwise provided by the laws of the State of Ohio and the federal laws of the United States to the extent applicable. Judgment upon such award may be entered by the prevailing Party in any court having jurisdiction.

(e)	The award of the arbitral tribunal may be alternatively or cumulatively for monetary damages, an order requiring the performance of non-mandatory obligations (including specific performance) or any other appropriate order or remedy, including without limitation, injunction and specific performance. The arbitral tribunal may issue interim awards and order any provisional measures which should be taken to preserve the respective rights of either Party. The arbitrators shall not award punitive, exemplary, multiple or consequential damages.

(f)	The arbitrators shall have no power or authority to (i) modify or disregard any provision of this Agreement, or (ii) address or resolve any issue not submitted by the parties. The cost of the arbitration proceeding, including reasonable attorney’s fees for all parties, if there are any, shall be paid by the non-prevailing party as determined by the arbitral tribunal.

(g)	Notwithstanding any other provision in this Agreement, any Party may seek and obtain damages and injunctive and other equitable relief from a court of competent jurisdiction in Hamilton County, Ohio without resorting to negotiations or arbitration for any Dispute related to Section 10.3 or Article 12 of this Agreement.

     13.5 Enforcement of Agreement

          Seller acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

     13.6 Waiver; Remedies Cumulative

          The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     13.7 Entire Agreement and Modification

          This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

     13.8 Disclosure Letter

(a)	The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement.

(b)	The statements in the Disclosure Letter, and those in any supplement thereto, relate to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

     13.9 Assignments, Successors and No Third-Party Rights

          No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement and the agreements to be executed at Closing as contemplated by this Agreement to any Subsidiary of Buyer provided that no such assignment or delegation shall relieve Buyer from any of its obligations hereunder or thereunder. It is Buyer’s intention to assign its rights and obligations at Closing to a new Subsidiary (likely a single-member limited liability company), which will be the party to the Bill of Sale, the Escrow Agreement, the Assignment and Assumption Agreement and other ancillary agreements to be delivered at Closing. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.

     13.10 Severability

          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     13.11 Construction

          The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Sections” refer to the corresponding Articles, Sections and Sections of this Agreement and the Disclosure Letter.

     13.12 Governing Law

          This Agreement will be governed by and construed under the laws of the State of Ohio without regard to conflicts-of-laws principles that would require the application of any other law.

     13.13 Execution of Agreement

          This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

     THIS AGREEMENT CONTAINS BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TALX Corporation		Sheakley-Uniservice, Inc.

By:	/s/ William W. Canfield	By:	/s/ Larry A. Sheakley

Name:	William W. Canfield	Name:	Larry A. Sheakley

Title:	President and CEO	Title:	CEO

Sheakley Interactive Services, LLC

		By:	/s/ Larry A. Sheakley

		Name:	Larry A. Sheakley

		Title:	CEO

With respect to Section 10.3:

Larry A. Sheakley

Larry Sheakley

Disclosure Letter Exhibit Index

1.1(a)	Administrative Agreements to be Assumed
1.1(b)	Excluded Customers
1.1(c)	Real Property Leases to be Assumed
1.1(d)	Service Agreements to be Assumed & Customer Annual Revenue
2.1(a)	Tangible Personal Property
2.1(e)	Deposits and Refunds
2.6(a)(i)	Form of Bill of Sale
2.6(a)(ii)	Forms of Assignment and Assumption Agreement and Real Estate Assignments
2.6(a)(iii)	Form of Real Property Lease Assignments
2.6(a)(iv)	Form of Assignment of Marks
2.6(a)(vi)	Form of Transition Service Agreements
2.6(a)(vii)	Escrow Agreement
3.1(a)	Jurisdictions in which Sheakley-Uniservice is qualified as a foreign corporation
3.1(b)	Jurisdictions in which SIS is qualified as a foreign LLC
3.2(c)	Breaches
3.2(d)	Seller’s Required Consents
3.4	Financial Statements
3.7(b)	Seller Contracts relating to Intellectual Property Assets
3.7(d)	Patents
3.7(e)	Marks
3.7(f)	Copyrights
3.7(g)	Net Names
3.8	Rights of SIS to Real Property or Real Property Leases
3.9	Encumbrances
3.12	Unpaid Taxes
3.13(a)	Top 75 List
3.13(b)	Customer Roll-Forward
3.14	Employee Benefit Plans
3.15(a)	Compliance with Legal Requirements
3.15(b)	Governmental Authorizations
3.16(a)	Legal Proceedings
3.16(b)	Orders
3.17	Certain Changes and Events
3.18(c)	Exceptions in Assigned Contracts
3.20	Employees
3.22(a)	Accounts Receivable at signing
3.22(b)	Accounts Receivable at Closing